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                                   Exhibit 6
                                   ---------

                               September 22, 2000


First Banks America, Inc.
11901 Olive Boulevard
Creve Coeur, Missouri 63141

Attention:  Mr. Allen H. Blake, Executive Vice President

Gentlemen:

          This letter sets forth the agreement between the undersigned, Robb Evans, Trustee (the "Voting Trustee"), and First Banks America, Inc., a Delaware corporation ("FBA"). This letter (the "Proxy") is entered into concurrently with the Agreement and Plan of Merger of even date herewith (the "Merger Agreement") by and among First Banks, Inc., FBA, Redwood Bank, The San Francisco Company, a Delaware corporation ("Bancorp") and Bank of San Francisco. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, unless the context otherwise requires.

          FBA desires to obtain the Voting Trustee's proxy to vote all of the shares of Bancorp Stock which the Voting Trustee has the power to vote, in consideration of the time, effort, money and resources which FBA has expended and will expend in furtherance of the transactions contemplated by the Merger Agreement. The Voting Trustee acknowledges that FBA's agreement to the terms and provisions of the Merger Agreement is conditioned on the execution of this Proxy by Voting Trustee and that, in the absence of this Proxy, FBA would not execute the Merger Agreement. The Voting Trustee is executing this Proxy in order to induce FBA to enter into the Merger Agreement and to obtain on behalf of the parties to the Voting Trust Agreement referred to below the benefits of the Merger Agreement and the transactions contemplated thereby.

          The Voting Trustee represents and warrants to FBA that, subject to the written consent he has delivered to FBA approving the Merger, (i) he has the exclusive power to vote all of the shares of Bancorp Stock identified on Exhibit A hereto, pursuant to that certain Voting Trust Agreement entered into as of November 30, 1998, by and among Putra Masagung, PT Gunung Agung, a limited liability corporation established under the laws of the Republic of Indonesia, and the Voting Trustee, which agreement is in full force and effect on the date hereof; and (ii) this Proxy is a legal, valid and binding obligation of the Voting Trustee, enforceable against him in accordance with its terms. The Voting Trustee hereby appoints James F. Dierberg, Allen H. Blake and Donald W. Williams, and each of them individually, as proxies, attorneys and agents of the Voting Trustee, with full power of substitution, (1) to vote in the name and on behalf of the Voting Trustee for the approval of the Merger, and against any other proposal relating to any acquisition or change in control of Bancorp or Bank of San Francisco, at all meetings of stockholders (including all adjournments thereof), and (2) to exercise, in the name of the Voting Trustee, the power to consent to actions of the stockholders of Bancorp in
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approving the Merger and against any other proposal relating to any acquisition or change in control of Bancorp or Bank of San Francisco, with all the powers the Voting Trustee would possess with respect to such actions.

          The proxy granted herein is irrevocable from the date hereof until the earlier to occur of the Effective Time or a termination of the Merger Agreement pursuant to Article VII thereof. For so long as this Proxy is in effect, the Voting Trustee will not sell, transfer, assign or otherwise dispose of any shares of Bancorp Stock, nor will the Voting Trustee grant any proxy or other voting rights to any person other than FBA.

          Bancorp represents to FBA that it has no reason to believe that any provision of this Proxy in unenforceable or that any person other than the Voting Trustee has any right to vote the shares of Bancorp Stock to which this Proxy relates. Bancorp is executing this Proxy for the purpose of evidencing
(1) its knowledge of the terms hereof and (2) its agreement that it will recognize the validity of the proxy granted herein in connection with any vote or consent of stockholders during the term hereof.

          This Proxy may not be amended except by a written instrument executed by all of the parties hereto. This proxy may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Proxy as of the day and year first above written.

                                      /s/ Robb Evans
                                      --------------------------
                                      Robb Evans, Trustee



                                      The San Francisco Company



                                      By:  /s/ James E. Gilleran
                                           ---------------------
                                      Its: Chairman
                                           ---------------------

Accepted:
FIRST BANKS AMERICA, INC.


/s/ Allen H. Blake
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Allen H. Blake
Executive Vice President